           Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: June 10, 2008

Contact: Ms. Judith Barber
Corporate Secretary

BANK OF SMITHTOWN OPENS
NESCONSET BRANCH AND ANNOUNCES
ACQUISITION OF GARDEN CITY LOCATION

Smithtown, NY, June 10, 2008 - Bank of Smithtown has opened its new branch in Nesconset. It is the bank’s 17th branch on Long Island.

John Romano, the Bank’s Executive Vice President in charge of all branches and retail banking, said: “Our most recent branches have been very well received by the communities that we have entered. The Greenvale branch that we opened in April is already an enormous success. We think that consumers and small businesses in Nesconset will also like our brand of banking.”

Several years ago, Bank of Smithtown began opening branches with a new, innovative design. The branches feature no teller lines, no teller counters, plasma screen TV’s, a customer accessible internet computer, free gourmet coffee bar, free self-service coin-counting machine, and other customer-friendly features. The Bank has now opened 10 of these branches and will open approximately 10 more within the next 18 months. As a result, the Bank’s deposits have been growing at a rapid pace of approximately 20% per year in recent years.

Bank of Smithtown also announced that it has acquired a new branch location in Garden City. The Bank expects the new Garden City branch to open during the third quarter. This new office will be the Bank’s third branch in Nassau County. In addition to its Port Washington Branch, the Bank opened a branch in Greenvale during April of this year.

The Bank presently expects to open 5 or 6 new branches during 2008. In addition to Greenvale and Nesconset (which has already opened), it is likely that at least the Garden City, Manhattan and Huntington offices will also open during the second half of this year.

The Bank also presently expects to open 5 or 6 new branches during 2009. These branches will include Port Jefferson, Deer Park, Brentwood, East Setauket and St. James.

The Bank’s Chairman, President & CEO, Brad Rock, commented: “These new branches will help us fund the exceptionally strong loan growth that we have experienced in recent months and which is continuing. As a result of sub-prime mortgage problems and other difficulties, some of our competitors have had to curtail lending due to capital constraints or liquidity constraints. Because we have been able to avoid those problems, the current economic environment has created opportunities for us to do even more permanent commercial mortgage lending than we have in the past.” Over the past 10 years, Bank of Smithtown has averaged loan growth of 26% per year. This year, during the first quarter alone, the Bank’s loan portfolio grew by more than 14%.

Smithtown Bancorp (NASDAQ: SMTB) is the publicly-held parent company of Bank of Smithtown. The Company’s stock is traded on the NASDAQ Global Market under the symbol “SMTB”. For many years, the Bank has consistently been rated among the top 10 banks in the United States, including having been ranked the #1 bank on several occasions. There are approximately 8,300 banks in the United States.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “appear” or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.